KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS IN EASTERN EUROPE, RUSSIA, THE MIDDLE EAST AND AFRICA

CRANBURY, NEW JERSEY – March 17, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold in Eastern Europe, Russia, the Middle East and Africa.

Effective April 1, 2008 or as contracts permit, prices for all Kronos titanium dioxide products priced in US dollars will increase by 120 US dollars per metric ton and products priced in Euro will be increased by 80 euro per metric ton.

This is a new price increase announcement and is in addition to previously announced price increases.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

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